Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2008 RESULTS

EMERYVILLE, Calif. - May 1, 2008 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter 2008 results for the period ended March 30, 2008, which included 13 weeks.

In this release, the Company:

•	Reports net revenue of $67.1 million, an increase of 17% versus last year;

•	Reports diluted earnings per share of $0.15 versus diluted earnings per share of $0.10 for the first quarter of 2007;

•	Reports that nine new stores opened in the quarter; and

•	Reports that the Company has added 1,100 additional grocery accounts in the quarter and Peet’s is now available in 6,900 grocery stores, on track for full year target of 8,000.

For the 13 weeks ended March 30, 2008, net revenue increased 17% to $67.1 million from $57.5 million for the corresponding period of fiscal 2007.

Reported net income for the quarter was $2.1 million or $0.15 per share, compared to $1.4 million or $0.10 per share last year. In the first quarter of last year, the Company incurred $0.6 million of after tax expense to complete its stock option investigation. On a non-GAAP basis, excluding the after-tax effect of these costs, the Company’s first quarter net income for fiscal 2007 would have been $0.15 per diluted share.

“We made great progress toward our eastern U.S. grocery expansion goal for the year,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “In addition, we realized significant operating and procurement related cost improvements that helped to offset some of the increased commodity related costs and a softer, though still positive, retail store performance despite a more challenging economic environment.”

Financial and Operating Summary

Retail net revenue increased 14% to $44.6 million for the 13 weeks ended March 30, 2008 from $39.0 million for the corresponding period of fiscal 2007. The increase was primarily attributable to new retail stores opened in the last 12 months, and to a lesser extent, sales growth in the existing store base. The Company opened nine new retail locations in the quarter.

Specialty net revenue increased 22% to $22.5 million, compared to $18.5 million for the corresponding quarter last year. At the end of the quarter, Peet’s was in more than 6,900 grocery stores, or approximately 2,400 more than the same period last year. Within the specialty business, foodservice and office sales grew at 29%, grocery was up 28%, and home delivery sales were flat compared to the same period last year.

Cost of sales and related occupancy costs increased to 47.6% of total net revenue, compared to 47.3% for the corresponding quarter last year. The increase over last year is due to higher commodity costs, particularly green coffee and milk, partially offset by waste and cost reductions and by a retail price increase on some drinks in January 2008.

Operating expenses increased to 35.0% of total net revenue, compared to 34.4%, for the corresponding quarter last year. The increase was primarily driven by higher retail costs due to new stores and higher costs in grocery to support the expansion of our direct store delivery sales system into the eastern U.S.

General and administrative expenses decreased to $5.6 million compared to $5.9 million for the same period last year. Last year’s expenses included $1.0 million of costs associated with our stock option review and related lawsuit. Excluding those prior year costs, general and administrative expenses increased $0.6 million, primarily due to increases in headcount and marketing spending to support grocery expansion.

Depreciation and amortization expenses increased to $3.1 million, compared to $2.7 million for the corresponding quarter last year. The increase was primarily due to the opening of 31 new retail stores in the last 12 months.

The Company ended the quarter with cash and cash equivalents plus investments of $32.7 million.

Looking ahead, the Company is forecasting full year 2008 sales growth near the low end of the previously announced 17% to 20% guidance.

Peet’s Coffee & Tea, Inc. Q1 2008 Conference Call

The Company will report its first quarter 2008 earnings results via conference call on Thursday, May 1, 2008.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-877-545-1490, confirmation code 4466761. The call will be simultaneously webcast on Peet’s web site at www.peets.com. A replay of the teleconference will be available at 5:00 p.m. PT/ 8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Thursday, May 8, 2008 at 1-888-203-1112 or 1-719-457-0820, using access code 4466761.  It will also be archived at http://investor.peets.com/Medialist.cfm through May 1, 2009, at 8:59p.m. PT/11:59 p.m. ET.

ABOUT PEET’S COFFEE & TEA, INC.

Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2008 forecasted sales growth and expected grocery distribution growth for 2008. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 30, 2007. These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	March 30,	April 1,
	2008	2007

Retail stores	$44,609	$39,023
Specialty sales	22,526	18,490
Net revenue	67,135	57,513

Cost of sales and related occupancy expenses	31,989	27,190
Operating expenses	23,529	19,813
General and administrative expenses	5,562	5,943
Depreciation and amortization expenses	3,070	2,730
Total costs and expenses from operations	64,150	55,676

Income from operations	2,985	1,837

Interest income	304	425

Income before income taxes	3,289	2,262

Income tax provision	1,198	846

Net income	$2,091	$1,416

Net income per share:
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

Shares used in calculation of net income per share:
Basic	13,956	13,516
Diluted	14,236	13,930

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	March 30,	December 30,
	2008	2007

ASSETS

Current assets
Cash and cash equivalents	$17,763	$15,312
Short-term marketable securities	11,167	7,932
Accounts receivable, net	8,331	8,287
Inventories	22,473	24,483
Deferred income taxes - current	2,950	2,950
Prepaid expenses and other	4,463	4,285
Total current assets	67,147	63,249

Long-term marketable securities	3,769	7,831
Property and equipment, net	105,206	99,231
Deferred income taxes - non current	3,353	3,353
Other assets, net	3,856	3,883

Total assets	$183,331	$177,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$12,602	$10,104
Accrued compensation and benefits	9,408	8,909
Deferred revenue	4,711	5,856
Total current liabilities	26,721	24,869

Deferred lease credits and other long-term liabilities	5,954	5,425
Total liabilities	32,675	30,294

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,961,000 and 13,932,000 shares	105,847	104,616
Accumulated other comprehensive income	133	52
Retained earnings	44,676	42,585

Total shareholders' equity	150,656	147,253

Total liabilities and shareholders' equity	$183,331	$177,547

Presentation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

	Thirteen weeks ended
	March 30, 2008	April 1, 2007
	(unaudited, in thousands,
	except per share amounts)

Net income as reported	$2,091	$1,416
Stock option review professional fees	16	976
Income tax benefit	(6)	(365)
Net income, excluding fees	$2,101	$2,027

After tax impact of review professional fees	$10	$611

Diluted net income per share:
Net income, as reported	$0.15	$0.10
Stock option review professional fees	-	0.07
Income tax benefit	-	(0.03)
Diluted net income, excluding fees*	$0.15	$0.15

After tax impact of review professional fees*	$-	$0.04

* per share data may not sum due to rounding